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                                                                     EXHIBIT 4.4



                        AGREEMENT TO FURNISH INSTRUMENTS

                         WITH RESPECT TO LONG-TERM DEBT


                 Pursuant to Item 601(b)(4) of Regulation S-K, there is not filed with this report certain instruments with respect to long-term debt under which the total amount of securities authorized thereunder does not exceed 10 per cent of the total assets of Registrant and its subsidiaries on a consolidated basis. Registrant agrees to furnish a copy of any such instrument to the Commission upon request.


                                            SERVICE CORPORATION INTERNATIONAL



                                            By: /s/ JAMES M. SHELGER
                                                 James M. Shelger
                                                 Senior Vice President

                                            Date:  March 30, 1994